Exhibit 2.1

                            Articles of Incorporation

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              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                       OF
                           WORKFIRE TECHNOLOGIES INC.


We, the undersigned President and Secretary of Workfire Technologies Inc., do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 7th day of January, 1999, adopted a resolution to amend the original articles as follows:

         Article I is hereby amended to read as follows:

                                    ARTICLE I

         The name of the corporation is Workfire.com (the "Corporation").


The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 12,000,000; that the said change and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.



                                                     /S/ TOM TAYLOR
                                                     Tom Taylor, President


                                                     /S/ VICTOR REDEKOP
                                                     Victor Redekop, Secretary

CITY OF KELOWNA                                      )
                                                     )
PROVINCE OF BRITISH COLUMBIA                         )

On January 7, 1999, personally appeared before me, a Notary Public, TOM TAYLOR, who acknowledged that he executed the above instrument.



                                                     /S/ ROSS LANGFORD
                                                     Notary Public
(NOTARY STAMP OR SEAL)
[Notary Stamp]



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                            ARTICLES OF INCORPORATION
                                       OF
                           WORKFIRE TECHNOLOGIES INC.


                                    ARTICLE I

The name of the corporation is Workfire Technologies Inc. (the "Corporation").

                                   ARTICLE II

The amount of total authorized capital stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock, each with $0.0001 par value, and 1,000,000 shares of preferred stock, each with $0.01 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

                                   ARTICLE III

The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the Bylaws, these Articles of Incorporation or by the laws of the State of Nevada. The number of members of the Board of Directors shall be set in accordance with the Company's Bylaws; however, the initial Board of Directors shall consist of two members. The name and address of the persons who shall serve as the directors until the first annual meeting of stockholders and until their successors are duly elected and qualified is as follows:

NAME                              ADDRESS

Thomas Taylor                     3985 Gallaghers Circle
                                  Kelowna, BC V1W 3Z9 Canada

Victor Redekop                    #700 - 1207 11th Avenue S.W.
                                  Calgary, Alberta T3C 0M5 Canada


                                   ARTICLE IV

The name and address of the incorporator of the Corporation is Fay M. Matsukage, 455 Sherman Street, Suite 300, Denver, Colorado 80203.




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                                    ARTICLE V

To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.037), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary duty as a director or officer.

                                   ARTICLE VI

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, or in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

                                   ARTICLE VII

The owners of shares of stock of the Corporation shall not have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares.

                                  ARTICLE VIII

Only the shares of capital stock of the Corporation designated at issuance as having voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares having voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation.

                                   ARTICLE IX

The initial resident agent of the Corporation shall be the Corporation Trust Company of Nevada, whose street address is 1 East 1st Street, Reno, Nevada 89501.

                                    ARTICLE X

The provisions of NRS 78.378 to 78.3793 inclusive, shall not apply to the Corporation.




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                                   ARTICLE XI

The purposes for which the Corporation is organized and its powers are as follows:

         To engage in all lawful business; and

         To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Nevada law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

                                   ARTICLE XII

One-third of the votes entitled to be cast on any matter by each shareholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by shareholders.

                                  ARTICLE XIII

The holder of a bond, debenture or other obligation of the Corporation may have any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 3rd day of September, 1998.


                                            By /S/ FAY M. MATSUKAGE
                                               Fay M. Matsukage, Incorporator
STATE OF COLORADO      )
CITY AND               ) ss.
COUNTY OF DENVER       )

Personally appeared before me this 3rd day of September, 1998, Fay M. Matsukage who, being first duly sworn, declared that she executed the foregoing Articles of Incorporation and that the statements therein are true and correct to the best of her knowledge and belief.

Witness my hand and official seal.

[Notary Seal]                               /S/ NANCY J. PARKS
                                            Notary Public
My commission expires: 10/26/98             Address:
                                            455 Sherman Street, Suite 300
                                            Denver, CO  80237


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